Exhibit 99.1
Vail Resorts Contacts:
Investor Relations: Connie Wang, InvestorRelations@vailresorts.com
Media: Sara Olson, News@vailresorts.com
Bill Hornbuckle Appointed to Vail Resorts Board of Directors

BROOMFIELD, Colo. - July 30, 2026 - Vail Resorts, Inc. (NYSE: MTN) today announced that Bill Hornbuckle has been appointed to the company's board of directors.

Hornbuckle is Chief Executive Officer and President of MGM Resorts International (“MGM”), a global hospitality and entertainment company with a portfolio of iconic, integrated brands. Hornbuckle oversees all aspects of MGM Resorts’ strategy, operations, hospitality, and gaming development projects. Since assuming the role six years ago, he has led MGM through transformative periods while advancing the company’s evolution toward a more diversified, experience-led business model and driving growth in dining, entertainment and premium experiences.

Hornbuckle brings more than 35 years of experience across hospitality, resort operations, marketing, strategy and large-scale integrated resort management. Before becoming CEO, he held a range of senior leadership roles at MGM Resorts, including president and chief operating officer, chief marketing officer, and executive roles at several of the company’s largest resorts. He has played a key role in leading MGM Resorts’ domestic and international expansion and the launch of its customer loyalty platform.

“Bill is an accomplished hospitality leader with deep experience operating world-class resorts, building guest loyalty, and elevating service,” said Rob Katz, Chief Executive Officer of Vail Resorts. “As we launch Epic Experience—our multi-year roadmap to make every part of the mountain journey more seamless, personalized and memorable—we are thrilled to welcome Bill to our board and know he will immediately make a substantial contribution to our efforts.”

“I am excited to join the Vail Resorts Board of Directors,” said Hornbuckle. “Having spent my entire career in hospitality and as someone with a personal connection to the mountains, I have long admired the iconic destinations and exceptional experiences that define Vail Resorts. Throughout my career, I've been passionate about leveraging technology and digital innovation to elevate the guest experience while keeping guests at the center of every decision. I look forward to working alongside my fellow directors and the leadership team to help the company continue creating exceptional experiences and delivering long-term value for shareholders.”

Hornbuckle, who resides in Las Vegas, received a bachelor’s degree in Hotel Administration from the University of Nevada, Las Vegas. He currently serves as Chair of the U.S. Travel Association, a nonprofit organization dedicated to growing travel and tourism to the United States. He has also played a significant role in expanding Las Vegas’ sports entertainment offerings, helping to bring the city its first professional sports franchise, the NHL’s Golden Knights, in his capacity as a board member and President of T-Mobile Arena. Most recently, through his service on the Clark County Stadium Authority Board, Hornbuckle assisted with efforts to attract the NFL’s Raiders to Las Vegas.

With a longstanding home in Park City, Hornbuckle brings a sincere appreciation for the mountains, strong familiarity with Vail Resorts' guests, and true passion for the broader outdoor and experiential leisure sector.

Hornbuckle is Vail Resorts' tenth board member, joining Reggie Chambers, Sue Decker, Rob Katz, Iris Knobloch, Nadia Rawlinson, Hilary Schneider, Peter Vaughn, Michele Romanow, and Bruce Sewell.

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts is a network of the best destination and close-to-home ski resorts in the world including Vail Mountain, Breckenridge, Park City Mountain, Whistler Blackcomb, Stowe, and 32 additional resorts across North America; Andermatt-Sedrun and Crans-Montana Mountain Resort in Switzerland; and Perisher, Hotham, and Falls Creek in Australia – all available on the company's industry-changing Epic Pass. We are passionate about providing an Experience of a Lifetime to our team members and guests, and our EpicPromise is to reach a zero net operating footprint by 2030, support our employees and communities, and broaden engagement in our sport. Our company owns and/or manages a collection of elegant hotels under the RockResorts brand, a portfolio of vacation rentals, condominiums and branded hotels located in close proximity to our mountain destinations, as well as the Grand Teton Lodge Company in Jackson Hole, Wyo. Vail Resorts Retail operates more than 250 retail and rental locations across North America. Learn more about our company at www.VailResorts.com, or discover our resorts and pass options at www.EpicPass.com.